Exhibit 99.1

Pharmacopeia Announces First Quarter 2008 Financial Results

May 7, 2008 - Princeton, NJ - Pharmacopeia (NASDAQ: PCOP) today announced results for the quarter ended March 31, 2008.

Recent company developments have included the following:

•                  Pharmacopeia announced the completion of enrollment in a multi-center Phase 2a clinical trial evaluating PS433540, its first-in-class Dual Acting Receptor Antagonist (DARA).  The objective of the Phase 2a randomized, double-blind, placebo-controlled, parallel-group study is to evaluate the efficacy and safety of DARA in patients with Stage 1 and Stage 2 hypertension.  After a lead-in period, approximately 100 patients were randomized into three study arms receiving placebo and two active arms of PS433540 (200mg and 500mg) once daily for 28 days. The data is being analyzed and the company expects to announce topline results from this Phase 2a study in a late-breaker presentation on May 16 during the American Society of Hypertension (ASH) 23rd Annual Scientific Meeting and Exposition in New Orleans, LA. Pharmacopeia also plans to host an investor event at 7:00 am CDT (8:00 am EDT) on May 16 to review the DARA Phase 2a study results. A live webcast of the presentation can be accessed at http://www.pharmacopeia.com.

•                  Pharmacopeia announced the initiation of a Phase 2b clinical study of PS433540 in patients with Stage 1 and Stage 2 hypertension. After a lead-in period, this multi-center trial is expected to randomize approximately 375 patients into five study arms receiving PS433540 (200 mg, 400 mg or 800 mg); irbesartan (300 mg), an angiotensin II receptor antagonist; or placebo. All doses will be administered once daily for 12 weeks. The trial’s primary objective is to compare the change from baseline in mean seated systolic blood pressure for each dose of PS433540 with placebo. Additional study objectives include comparisons of changes in blood pressure for each dose of PS433540 with irbesartan. The company expects to announce results from this study by the end of 2008.

•                  Pharmacopeia received a $5 million payment from GlaxoSmithKline (GSK).  This payment was triggered by Pharmacopeia’s completion of certain early discovery activities under its agreement with GSK.  With this payment, Pharmacopeia has received over $16 million in connection with the ongoing product development and commercialization alliance with GSK.

•                  Celgene Corporation advanced an inflammatory disease compound into Phase 1 clinical development.  This compound was discovered through a collaboration between Celgene Corporation and Pharmacopeia. With two internal Pharmacopeia programs and six partnered programs in clinical development, the company now has eight clinical programs - three in Phase 2 and five in Phase 1.

•                  Pharmacopeia announced the nomination of a development compound from its internal CCR1 discovery program.  The compound, PS031291, is a potent and highly selective antagonist at the CCR1 chemokine receptor, which research has implicated as critically important in the pathogenesis of inflammatory processes associated with multiple human diseases. Based on our research to date, PS031291 possesses certain properties which we believe may make it superior to other compounds targeting the CCR1 chemokine receptor that have not progressed in clinical development. PS031291 has potential for the oral treatment of various inflammatory diseases including rheumatoid arthritis.

•                  In April, Pharmacopeia announced that Leslie J. Browne, Ph.D., resigned as President and Chief Executive Officer and as a member of the Board of Directors in order to pursue other interests.  Dr.

Browne’s resignation was effective April 9, 2008.  Joseph A. Mollica, Ph.D., Chairman of the Board and former Chief Executive Officer of Pharmacopeia, has assumed day-to-day leadership responsibilities on an interim basis until a successor is appointed.

“The company has seen continued progress in both internal and partnered programs this year,” stated Joseph Mollica, Ph.D., Chairman and interim President and Chief Executive Officer. “Looking forward to the end of 2009, Pharmacopeia could have four of its current proprietary programs in or approaching clinical development with each program having the potential to address major markets.  Two of those programs, DARA and SARM, should have progressed to or beyond proof of concept Phase 2 testing.”  Dr. Mollica added, “Pharmacopeia will continue with its strategy of developing pharmaceutical products for its own account and for its partners while seeking the best allocation of its resources to maximize shareholder value.”

First Quarter 2008 Financial Results

At March 31, 2008, Pharmacopeia had cash, cash equivalents and marketable securities of $61.5 million, compared to $71.3 million at December 31, 2007. The balance at March 31, 2008 includes $5 million received from GSK during the quarter. As of March 31, 2008, Pharmacopeia had deferred revenue of $48.5 million relating to research and development activities that are to be performed by the company subsequent to March 31, 2008.

Pharmacopeia expects to end 2008 with cash, cash equivalents and marketable securities in excess of $55 million. The company’s actual ending cash balance will be contingent on several factors, including its ability to structure an alliance around any of its internal programs that will maximize the program’s future potential and retain significant commercial upside for Pharmacopeia. The company will revise this guidance as necessary during the year.

Pharmacopeia reported a net loss of $11.7 million, or ($.0.40) per share, for the quarter ended March 31, 2008, compared to a net loss of $10.0 million, or ($0.50) per share, for the quarter ended March 31, 2007.

Pharmacopeia’s net revenue was $6.2 million for the quarter ended March 31, 2008, compared to $6.3 million for the quarter ended March 31, 2007, a decrease of 2%. The decrease in net revenue was primarily due to lower milestone revenue during the quarter ended March 31, 2008, offset by increased research revenue under the company’s agreements with Schering-Plough, GSK and Bristol-Myers Squibb (BMS).

Collaborative research and development expense was $7.9 million for the quarter ended March 31, 2008, compared to $5.2 million for the quarter ended March 31, 2007, an increase of 51%. This increase was due to increased resources allocated to Pharmacopeia’s alliances with Schering-Plough and GSK, coupled with chemistry resources working with BMS under the discovery collaboration agreement Pharmacopeia entered into in connection with the acquisition of the SARM program. The chemistry resources collaborating with BMS are for a BMS program unrelated to the SARM program.

Proprietary research and development expense was $8.8 million for the quarter ended March 31, 2008, compared to $7.4 million for the quarter ended March 31, 2007, an increase of 18%. This increase was primarily due to increased costs related to clinical development studies for the DARA program.

General and administrative expense was $3.4 million for the quarter ended March 31, 2008, compared to $2.7 million for the quarter ended March 31, 2007, an increase of 26%. The increase in general and administrative expense was due to increased compensation, consulting and patent prosecution costs.

First Quarter Conference Call and Webcast Information

Further details regarding Pharmacopeia’s first quarter financial results will be presented in a conference call today, May 7, 2008 at 5:00 p.m. Eastern Time. Dr. Joseph A. Mollica, Chairman and interim President and

Chief Executive Officer, Mr. Brian M. Posner, Executive Vice President and Chief Financial Officer, and Dr. René Belder, Senior Vice President, Clinical and Regulatory Affairs, will host the call. Forward-looking and material information may be discussed on this conference call.

Date: May 7, 2008
Time: 5:00 p.m. EDT
Webcast: Accessible via the company’s website at http://www.pharmacopeia.com
US/Canadian participants: 800-211-3767
International participants: 719-785-9438
Confirmation code: 9717744
Name of conference: Pharmacopeia’s First Quarter 2008 Financial Results Conference Call

A replay of the conference call can be accessed by dialing toll-free (888) 203-1112 in the U.S., or (719) 457-0820 outside the U.S. The access code for the replay is 9717744. Replay of the webcast will also be accessible on Pharmacopeia’s website on the Investors page at http://www.pharmacopeia.com.  The replays will be available for two weeks.

About Pharmacopeia

Pharmacopeia is a clinical development stage biopharmaceutical company dedicated to discovering and developing novel small molecule therapeutics to address significant medical needs. The company has a broad portfolio of clinical and preclinical candidates under development internally or by partners including eight clinical programs in Phase 2 or Phase 1 development addressing multiple indications including hypertension, diabetic nephropathy, muscle wasting, inflammation and respiratory disease. The company is leveraging its fully integrated drug discovery platform to sustain the growth of its development pipeline. Pharmacopeia has established strategic agreements with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb, Celgene, Cephalon, GlaxoSmithKline, Schering-Plough, and Wyeth Pharmaceuticals. For more information please visit the company’s website at http://www.pharmacopeia.com.

Contacts:

Amy P. Sharpless

Pharmacopeia, Inc.
(609) 452-3643
ir_pr@pcop.com

Carney Noensie

Burns McClellan

(212) 213-0006

cnoensie@burnsmc.com

###

This press release, and oral statements made with respect to information contained in this press release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, goal, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, but are not limited to, statements about the successful implementation of Pharmacopeia’s strategic plans, Pharmacopeia’s plans to develop PS433540, a product candidate from its DARA program, Pharmacopeia’s Phase 2 and Phase 1 clinical studies with respect to PS433540, including timing and expected outcomes of such studies, Pharmacopeia’s plans to develop PS178990, a product candidate from its SARM program, Pharmacopeia’s Phase 1 clinical studies with respect to PS178990, including timing and expected outcomes of such studies, Pharmacopeia’s plans to develop PS031291, a product candidate from its chemokine receptor CCR1 program, Pharmacopeia’s estimates of the market opportunities for its product candidates, including PS433540, PS178990 and PS031291, Pharmacopeia’s ability to successfully perform under its collaborations with Bristol-Myers Squibb, Cephalon, GlaxoSmithKline, Schering-Plough and Wyeth, Pharmacopeia’s ability to build its pipeline of novel drug candidates through its own internally-funded drug discovery programs, third party collaborations and in-licensing, Pharmacopeia’s ability to raise additional capital, Pharmacopeia’s expectations concerning the development priorities of its collaborators, their ability to successfully develop compounds and its receipt of milestones and royalties from the collaborations, Pharmacopeia’s anticipated operating results, financial condition, liquidity and capital resources, Pharmacopeia’s expectations concerning the legal protections afforded by U.S. and international patent law, Pharmacopeia’s ability to pursue the development of new compounds and other business matters without infringing the patent rights of others, additional competition, and changes in economic conditions.

Further information about these and other relevant risks and uncertainties may be found in Pharmacopeia’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Pharmacopeia urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Pharmacopeia at http://www.pharmacopeia.com. All forward-looking statements in this press release and oral statements made with respect to information contained in this press release are qualified entirely by the cautionary statements included in this press release and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this press release. Pharmacopeia undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

Tables to Follow

PHARMACOPEIA, INC.

SELECTED FINANCIAL DATA

(Dollars in thousands, except share and per share data)

Consolidated Statements of Operations

	For the Three Months Ended March 31,
	2008	2007
Revenue
Net revenue	$6,204	$6,349

Operating Expenses
Collaborative research and development expense	7,920	5,237
Proprietary research and development expense	8,764	7,418
General and administrative expense	3,387	2,688
Total operating expenses	20,071	15,343
Operating loss	(13,867)	(8,994)
Interest and other income	643	696
Interest and other expense	(100)	—
Decrease (increase) in warrant liability	1,606	(1,706)
Loss before income taxes	(11,718)	(10,004)
Provision for income taxes	—	—
Net loss	$(11,718)	$(10,004)

Net loss per share:
- Basic and diluted	$(0.40)	$(0.50)

Weighted average number of common stock shares outstanding:
- Basic and diluted	29,642,134	20,134,514

PHARMACOPEIA, INC.

SELECTED FINANCIAL DATA

(Dollars in thousands)

Consolidated Balance Sheets

	March 31, 2008	December 31, 2007

Cash, cash equivalents and marketable securities	$61,465	$71,315
Other assets, net	18,582	19,083
Total assets	$80,047	$90,398

Current liabilities	$37,676	$37,471
Long-term liabilities	30,193	29,843
Total stockholders’ equity	12,178	23,084
Total liabilities and stockholders’ equity	$80,047	$90,398